EXHIBIT 99.1

2006 4th Quarter Earnings Webcast Presentation - Prepared Remarks
January 23, 2007 1:00 P.M.

Michelle Debkowski: Thank you and good afternoon. We would like to welcome you to National Penn Bancshares, Inc.'s 2006 Earnings Webcast. We’re glad that you are able to join us.

Questions will be accepted during the webcast via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review. The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

I would now like to turn today's presentation over to Wayne R. Weidner, Chairman of National Penn Bancshares.

Wayne Weidner: Thank you, Michelle. Joining me today is Glenn Moyer, President and Chief Executive Officer of National Penn Bancshares and Chairman, President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2006 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our financials. Glenn Moyer will review our loan growth and credit quality and comment on our overall results for 2006. I will then wrap up with some concluding comments.

Beginning with financial highlights, our 2006 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect record high earnings of $64.1 million, a $5.6 million increase over GAAP earnings for 2005. This represents our 29th consecutive year of record net income, as measured by earnings per share. On a per share basis, we earned $1.33 cents per diluted share in 2006, a 4 cent per share increase over 2005 diluted earnings per share.

Growth in 2006 net interest income, as compared to 2005 net interest income, contributed to our profit performance, as did increases in some key fee income areas. We provided funding in 2006 for our loan loss reserve of $2.5 million, resulting in a loan loss reserve of 1.61% of total loans and leases at December 31, 2006. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our 2006 financial results.

Gary Rhoads: Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 3% stock dividend issued September 30, 2006. 2006 information also includes the results of Nittany Financial Corp. beginning on the date of acquisition, January 26, 2006.

This presentation contains supplemental financial information determined by methods other than in accordance with GAAP, specifically, net income return on average tangible equity. National Penn’s management uses this non-GAAP measure in its analysis of the company’s performance.

This non-GAAP measure, annualized net income return on average tangible equity, excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.

We also believe that this non-GAAP financial measure facilitates comparisons with prior periods. It should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to our GAAP return on average equity is appended to the end of these prepared remarks as filed with the SEC today on a Form 8-K.

Also, on January 1, 2006, National Penn adopted Statement of Financial Accounting Standard 123(R), which requires the expensing of our stock-based compensation programs for the fair value of the awards granted. The impact of the adoption of this standard is included in the financial results beginning with 1st quarter 2006 and all prior period information has been restated to apply the modified retrospective method. The effect of this restatement on 2005 both basic and diluted earnings per share is a $.03 decrease in the amounts reported in the company’s 2005 Form 10-K.

Net income for the year 2006 was a record $64.1 million, or $1.33 per diluted share, compared to prior year net income of $58.5 million, or $1.29 per diluted share. Net income for 4th quarter 2006, was $16.4 million, or $0.34 per diluted share, compared to net income of $15.9 million, or $0.35 per diluted share, for the same period a year ago.

Our 2006 earnings produced a return on average assets of 1.24% and a return on average equity of 12.64%, as compared to 1.29% and 13.39%, respectively, in 2005. The decline, particularly in return on average equity, was as expected due to the increased equity resulting from the Nittany Financial acquisition under purchase accounting rules.

Net income return on average tangible equity was 27.06% in 2006 compared to 25.25% in 2005. This non-GAAP financial measure is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

Net interest margin declined in the 4th quarter to 3.35% from 3.45% in the 3rd quarter of this year. For the year 2006, net interest margin was 3.55% compared to 3.82% during 2005. As with many others in our industry, National Penn’s margin has felt the impact of the inverted yield curve, which currently provides for little spread between deposit rates and fixed loan rates. Also contributing to the margin decline has been the continuing pressures from the highly competitive markets in which we serve. Our growth in 2006 compensated somewhat for this margin compression, resulting in increased net interest income for 2006 that is $4.7 million higher than net interest income for 2005. For the 4th quarter, net interest income was $37.4 million in 2006, compared to $36.8 million for 4th quarter 2005.

A provision for loan losses of $840,000 was made in 4th quarter 2006 as compared to a provision of $750,000 for the 4th quarter of 2005. The total provision for loan losses of $2.5 million in 2006 represents a $659,000 or 20.6% decrease in the provision from 2005. 4th quarter 2006 net charge-offs of $1.8 million were $831,000 more than the $941,000 net charge-offs in the 4th quarter of 2005. Total net charge-offs for 2006 of $3.2 million compare to $4.7 million of net charge-offs in 2005. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s 4th quarter. Non-interest income of $19.4 million in this year’s 4th quarter is up $4.9 million, or 34.1%, as compared to last year’s 4th quarter. Excluding non-recurring gains totaling $1.3 million on the sale of two bank properties realized in this 4th quarter, non-interest income was up $3.6 million or 24.9% for the same period in 2005.

Wealth management income continued to contribute above expectations in the 4th quarter and was up $1.4 million or 61.1% over the 4th quarter of 2005. The growth in this business segment’s income was due primarily to the contributions of Vantage Investment Advisors, which joined National Penn as part of the Nittany acquisition, but also fee income from RESOURCES for Retirement acquired in April of this year and increased income from trust and third party investment services. Quarterly service charges and fees were also up over the prior year, by $300,000 or 4.9%. Income from Bank Owned Life Insurance, referred to as “BOLI”, was up $313,000 over 4th quarter 2005, primarily due to improved yields resulting from our restructuring of a portion of our BOLI portfolio, as well as the purchase of $8 million of new BOLI in the 3rd quarter of this year. Our insurance agency revenue was up $104,000, or 6.8% from the prior year’s quarterly revenue. Reflecting the industry-wide slowdown in residential mortgage lending over this past year, mortgage banking revenue was down $327,000 or 24.1% from last year’s 4th quarter. Non-interest income for the 4th quarter 2006 also includes $2.7 million representing our share of income from equity-method partnership investments. In the 4th quarter of 2005, income from these equity-method partnership investments amounted to $1.2 million.

Total non-interest expense for the 4th quarter increased $4.8 million or 16.1% over the same period last year. Included in non-interest expense for the 4th quarter 2006 is a net recovery of $1.3 million as a result of a $1.325 million partial insurance payment on the previously reported loan fraud. The receipt of this final insurance settlement was disclosed in a Form 8-K filed on August 31, 2006. Non-interest expenses for 4th quarter 2005 included a net recovery of $3.0 million on this loan fraud. Adjusting for these non-recurring items, total non-interest expense for the 4th quarter increased by $3.2 million or 9.7% over the 4th quarter of 2005. This increase is comprised of a higher level of routine operating losses, increased salaries and benefits expense associated with additional employees from the Nittany acquisition, and solicitor fees paid by Vantage Investment Advisors, also acquired in the January 2006 Nittany acquisition. The timing of marketing, state and local taxes, and legal and examination expenses as compared to the 4th quarter 2005 also contributed to the increase in non-interest expenses for this quarter.

Regarding the balance sheet, including the effect of the Nittany acquisition, total assets grew 18.4% during the past year to $5.45 billion at December 31, 2006. Growth in loans and leases over the past year was $582.1 million, or 19.1%. Of this amount, $279.4 million was attributable to the Nittany acquisition. Excluding the Nittany loans, loan and lease growth for the past twelve months was 9.9% when compared to outstandings at December 31, 2005. Total deposits increased by $516.6 million, or 15.6%, over the past year to $3.83 billion, of which $249.7 million was attributable to the Nittany acquisition. Excluding the Nittany deposits, deposit growth over this period was 8.1%.

At December 31, 2006, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators. We target our tangible equity to tangible assets to be a minimum of 5%. At December 31st our ratio stood at 5.01%, up from 4.84% at September 30, 2006. As we’ve noted in prior webcasts, our ratio of 5.54% as of December 31, 2005 was subsequently impacted by the acquisition of Nittany in January, reduced mark-to-market of our investment portfolio through accumulated other comprehensive income due to higher interest rates, and most recently our July 2006 share repurchase from the estate of one of our large shareholders. We are pleased that we have been able to rebuild our tangible equity in 2006 and will continue to actively manage this ratio during 2007.

As previously mentioned, 2006 represents National Penn’s 29th consecutive year of increased earnings and 29th consecutive year of increased cash dividends. It also marked the 29th consecutive year of stock dividends or splits on National Penn stock.

I’d now like to introduce Glenn Moyer, President and CEO of National Penn Bancshares.

Glenn Moyer: Thank you, Gary. I would like to take a few moments to comment on our loan growth and our overall credit quality.

As Gary mentioned, at year-end 2006, total loans and leases outstanding are $3.63 billion, representing a 19.1% rate of growth during the past year. Growth in 2006 was affected by the acquisition of Nittany Bank in January 2006. Adjusting for the acquired loans, core loan growth for 2006 was 9.9%. For 2007, we are continuing to target loan growth in the high single digits.

Loan growth during 4th quarter 2006 was reflected most notably in the areas of commercial business and commercial real estate lending, which increased $28.9 million or 2.1% and $14.7 million or 1.2%, respectively. In addition, the 4th quarter 2006 saw continued, but slower growth in consumer lending of $3.9 million or approximately 1%. All of these loan growth percentages just mentioned are non-annualized. At December 31, 2006, our commercial loan categories represented 72.7% of our total loans, as compared to 78.8% at December 31, 2005. We remain comfortable with this overall loan mix, but as we go forward, we will continue to evaluate the appropriateness of this mix by loan type and make adjustments as deemed appropriate.

The level of “Non-Performing Assets Plus Loans over 90 days delinquent” category declined compared to December 31, 2005. Specifically, this number, as of December 31, 2006, is $9.9 million versus $12.1 million at December 31, 2005. We believe we remain appropriately positioned in our overall Loan Loss Reserve at $58.3 million, or 1.61% of Total Loans and Leases as of December 31, 2006, after 4th quarter net charge-offs of $1.8 million. Based on the current reserve, our coverage ratio of Non-Performing Assets is 586.6%. This compares to a coverage ratio of 461.7% at December 31, 2005 and 481.0% at December 31, 2004. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we felt comfortable reducing our provision for loan and lease losses during 2006. This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. And, while our loan portfolio remains in good condition, we continue to monitor our portfolio’s risk and concentration exposure diligently.

Once again we have reported record earnings. National Penn remains the preferred local financial services company for the needs of our retail and commercial customers, as well as our shareholders.

I’ll now turn the presentation back to Wayne Weidner.

Wayne Weidner: To reinforce earlier comments, this extended period of a flattening to inverted yield curve and highly competitive pricing environment within our key markets continues to provide earnings challenges, specifically related to net interest income and a compressing net interest margin. Our continuing focus on our fee income areas have produced gains in this segment that have assisted in mitigating the effects of margin compression and have helped us reach our 29th consecutive year of increased earnings and dividends per share.

As noted in our last quarterly webcast, I transitioned my title of CEO for National Penn Bancshares to Glenn Moyer as of January 1st of this year. As part of this change, Glenn will be assuming my role on future webcasts.

In conclusion, we’re very pleased that, in 2006, National Penn Bancshares has once again been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS
Thank you, Wayne. We had a few questions presented during the webcast that I’d like to review at this time…….

REVIEW QUESTIONS

This concludes our presentation. Thank you for joining us.

Reconciliation Table for Non-GAAP Financial Measure

	2006	2005
Return on average shareholders’ equity	12.64%	13.39%
Effect of goodwill and intangibles	14.42%	11.86%
Return on average tangible equity	27.06%	25.25%

Average tangible equity excludes acquisition-related average goodwill and intangibles (in millions):
Average shareholders’ equity	$507.1	$436.6
Average goodwill and intangibles	(270.2)	(205.0)
Average tangible equity	$236.9	$231.6